Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                         Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Fourth Quarter Results

Torrance, California - April 28, 2014 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and year-end results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Despite continued softness and volatility in our core K-12 public school market, the structural changes we have made over the last two years allowed us to reduce our operating loss despite a reduction in sales. For the year, sales decreased by 1.8% from $158,856,000 in 2012 to $155,920,000 in 2013. Our net loss decreased from $3,830,000 in 2012 to $1,730,000 in 2013.

For the fourth quarter, sales increased modestly from $18,154,000 in 2012 to $19,643,000 in 2013. The fourth quarter loss decreased from $8,958,000 in 2012 to $6,901,000 in 2013. In 2012, the Company scheduled several unpaid furloughs in order to reduce costs in the seasonally slow fourth quarter. In 2013, the Company reduced its cost structure which enabled it to reduce the number of furlough days to our traditional Thanksgiving and Christmas closures. This had a favorable effect on factory operations and shipments for the quarter.

As previously discussed in the Company’s public filings, the Company has taken a variety of actions to reduce its cost structure over the last three years. The combined effect of a voluntary reduction in force in 2011, a reduction in force in 2013, and attrition over the last three years has reduced the Company’s headcount from 1,045 in 2011, to less than 700 today. The Company has supplemented its workforce of full time employees with temporary workers in the summer to meet seasonal business operations. The intent of these actions is to enable the Company to make a modest profit in the short term until the market for school furniture and equipment recovers. In addition to modest improvements in pricing and cost changes discussed above, 2013 results benefited from relative stability for raw material costs. The stable raw material costs allowed for pricing improvements and cost reductions to directly benefit gross margin.

Here are the numbers for the 4th quarter and the full fiscal year 2013:

	Three Months Ended		Twelve Months Ended
	1/31/2014	1/31/2013	1/31/2014	1/31/2013
	(In thousands, except per share data)

Net sales	$19,643	$18,154	$155,920	$158,856
Cost of sales	15,367	15,754	102,488	107,304
Gross profit	4,276	2,400	53,432	51,552
Selling, general administrative & other expense	12,204	11,638	56,165	55,591
Loss before income taxes	(7,928)	(9,238)	(2,733)	(4,039)
Income tax benefits	(1,027)	(280)	(1,003)	(209)
Net loss	$(6,901)	$(8,958)	$(1,730)	$(3,830)

Net loss per share - basic (a)	$(0.47)	$(0.62)	$(0.12)	$(0.27)

Weighted average shares outstanding - basic (a)	14,467	14,441	14,620	14,387

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2014		1/31/2013
Current assets	$39,639			$36,962
Non-current assets	43,705		45,201
Current liabilities	22,656		24,436
Non-current liabilities	33,083		30,707
Stockholders' equity	27,605		27,020

Our efforts are not only limited to cost controls. We continue to focus on maintaining the strength of our balance sheet and continuing to develop our brand. One of our core strategies is to source as much product as is economically practical from our own U.S. factories. We continually invest in process improvements, software enhancements, and new products as well as product family extensions to better serve our market. Offering customers custom colors and configurations combined with timely delivery during an intensely seasonal delivery window is easier to manage with the shorter supply chain of our vertical business model.

We cannot predict how long the underlying challenges facing our market will persist. For this reason, we continue to evaluate cost-saving initiatives in an effort to return the Company to profitability at reduced sales volumes. As discussed in prior communications, longer-term underlying demographic trends remain favorable. Annual births in the U.S. are now near 4 million per year, about the same as during the years of the famed “Baby Boom” (1945-1964). Nonetheless, funding for education and educational furniture and equipment will likely be constrained until spending priorities and structural budget challenges are resolved. We support the general consensus that education is the most positive response to our country’s current challenges and look forward to supplying America’s schools with 21st Century furniture and equipment solutions.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; raw material costs; state and municipal bond funding; order rates; shipments; cost control initiatives; operating efficiencies; supply chains; the Company's domestic factories; new school construction and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; our ability to access cash under our credit facility; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2014, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business.

We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

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End of filing